UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The following disclosure supplements the definitive proxy statement filed by IAC/InterActiveCorp with the Securities and Exchange Commission on November 7, 2016.  This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety.

Following the announcement of the proposal to adjust the capital structure of IAC/InterActiveCorp (“IAC”) by adopting an amendment and restatement of IAC’s certificate of incorporation (the “New Certificate”) to establish a new class of non-voting capital stock, which will be known as Class C common stock, and potentially declaring and paying a dividend of one share of the Class C common stock for each outstanding share of IAC common stock and Class B common stock (the “Dividend” and, together with the adoption of the New Certificate, the “Class C Issuance”), a purported class action lawsuit was brought against IAC and IAC’s Board of Directors on behalf of IAC stockholders.  This lawsuit was filed on November 21, 2016 in the Delaware Court of Chancery and is captioned Miller et al. v. IAC/InterActiveCorp, et al., C.A. No.12929-VCL.  The lawsuit generally alleges, among other things, that IAC’s directors breached their fiduciary duties in connection with the Class C Issuance, that the creation of Class C common stock will harm IAC’s public stockholders, and that the creation of Class C common stock is designed to unduly benefit Mr. Diller.  Among other remedies, the lawsuit seeks to enjoin the filing of the New Certificate with the Secretary of State of the State of Delaware as well as unspecified money damages, costs, and attorneys’ fees.

IAC has agreed not to effect the Class C Issuance during the pendency of the lawsuit, and has so informed the Delaware Court of Chancery.

On November 22, 2016, a second purported class action lawsuit was brought against IAC and IAC’s Board of Directors on behalf of IAC stockholders.  This lawsuit was also filed in the Delaware Court of Chancery and is captioned Halberstam v. Bronfman et al., C.A. No. 12935-VCL.  The second lawsuit includes substantially similar allegations and claims as the Miller lawsuit described above and also alleges, among other things, that the proxy statement that was filed with the Securities and Exchange Commission on November 7, 2016 (the “Definitive Proxy Statement”) omits certain allegedly material information concerning the Class C Issuance.  Among other remedies, the lawsuit seeks to delay or enjoin the stockholder vote on the Class C Issuance, the approval of the New Certificate and the declaration of the Dividend, as well as unspecified money damages, costs, and attorneys’ fees.

Defendants believe that both lawsuits, and the claims and allegations therein, are without merit and intend to defend them.

IAC believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, solely to avoid certain costs, time, burdens, and risks associated with defending certain of the disclosure claims in advance of the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) IAC wishes to voluntarily make supplemental disclosures related to the proposed Class C Issuance, which are set forth below (the “Supplemental Disclosures”).  Nothing in the Supplemental Disclosures shall be deemed an admission of legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

IAC will hold the 2016 Annual Meeting, including the consideration of the proposals regarding the Class C Issuance, as scheduled on December 15, 2016.

Supplemental Disclosure Concerning the Class C Issuance Proposal

The Supplemental Disclosures set forth below should be read alongside the Definitive Proxy Statement, and to the extent that the information set forth below differs from information contained in the Definitive Proxy Statement, the information set forth below shall supersede such information contained in the Definitive Proxy Statement.  Except as set forth below, the information set forth in the Definitive Proxy Statement remains unchanged and is incorporated herein by reference as relevant to the items set forth below.  Defined terms used in the Supplemental Disclosures but not otherwise defined herein have the meanings set forth in the Definitive Proxy Statement.

The section of the Definitive Proxy Statement entitled “Proposal 3—Approval and Adoption of IAC’s Amended and Restated Certificate of Incorporation—Background” is amended and supplemented as follows:

The following disclosure is inserted immediately before the last sentence of the paragraph immediately preceding the first full paragraph on page 21:

Greenhill was not retained to provide a fairness opinion in connection with the Special Committee’s consideration and recommendation of the Class C Issuance, unless such issuance was in connection with an acquisition transaction.

The following disclosure is inserted at the end of the paragraph immediately preceding the first full paragraph on page 21:

Under the terms of the Engagement Letter, Greenhill received $1,000,000 in total compensation for its work on the engagement—$250,000 upon the execution of the Engagement Letter and $750,000 when IAC publicly disclosed the proposed Class C Issuance.   No further compensation will be payable to Greenhill upon the filing of the New Certificate or the declaration or issuance of the Dividend.

The following disclosure fully replaces the fourth sentence of the first full paragraph on page 21, beginning with “In connection with its decision to engage Fried Frank”:

In connection with its decision to engage Fried Frank, the Special Committee was advised of certain legal work performed by Fried Frank for a not-for-profit corporation founded by Mr. Diller (Pier 55) relating to the Hudson River Park project, which work was substantially completed at the time of Fried Frank’s engagement by the Special Committee, and concluded that this work would not compromise Fried Frank’s ability to provide independent legal advice to the Special Committee.

The following disclosure fully replaces the third sentence of the third full paragraph on page 21, beginning with “Among other things”:

Based on data available through FactSet, Greenhill reviewed the 90-day average volume weighted average trading prices for the high and low vote common stock of 32 companies with two publicly traded classes of common stock. Greenhill observed that, in the case of approximately 58% of these companies, the high vote common stock traded at a premium to the low vote common stock, with a median premium of approximately 0.4%. Greenhill observed that, in the case of a subset of these companies consisting of selected media and technology companies, the high vote common stock traded at a median premium to the low vote common stock of approximately 3.3%.

Greenhill also reviewed certain publicly available data concerning selected acquisitions of companies with a multi-class common stock structure in which the high vote common stock received a premium to the price paid to the holders of low vote stock. Of the nine transactions analyzed by Greenhill in which the high vote common stock received a premium to the low vote common stock, the high vote common stock received an average premium of approximately 3.1% as a percentage of equity value calculated at the low vote price and an average premium of approximately 30.5% per share relative to the price per share received by the low vote common stock.

Based upon publicly available data, Greenhill also reviewed certain terms of four precedent transactions involving the creation of non-voting common stock by companies with a dual class common structure. The four companies were Alphabet, Inc., Facebook, Inc., Under Armour, Inc. and Zillow, Inc. Based on data available through FactSet, Greenhill observed that, for the period commencing on April 3, 2014, the date of issuance of the non-voting common stock of Alphabet, Inc. and ending on April 26, 2016, the non-voting common stock of Alphabet, Inc. generally traded at a modest discount to the trading price of the low vote common stock. Greenhill observed that, on April 26, 2016, the closing price of the non-voting common stock of Alphabet, Inc. was $708.14, compared to a closing price of $725.37 for the low vote common stock. Based on data provided by FactSet, Greenhill observed that, for the period commencing on April 8, 2016, the date of issuance of the non-voting common stock of Under Armour, Inc. and ending on April 26, 2016, the non-voting common stock of Under Armour, Inc. generally traded at a modest discount to the trading price of the low vote common stock. Greenhill observed that, on April 26, 2016, the closing price of the non-voting common stock of Under Armour, Inc. was $43.95, compared to a closing price of $46.75 for the low vote common stock.

Based upon publicly available data, Greenhill summarized certain corporate governance changes adopted in connection with the creation of non-voting common stock by Alphabet, Inc., Facebook, Inc. and Under Armour, Inc. These included, in the case of Facebook, Inc., the establishment of a “sunset” or expiration date for the multi-class share structure; in the case of Alphabet, Inc. and Under Armour, Inc., the establishment of a “staple” feature restricting transfers of non-voting stock without the transfer or conversion of high vote common stock; in the case of each of Alphabet, Inc., Facebook, Inc. and Under Armour, Inc., a provision providing for “equal treatment” of shares of each class of common stock in connection with certain change of control transactions; in the case of Under Armour, Inc., a non-competition agreement with the founder; and, in the case of Facebook and Under Armour, Inc., certain enhanced independence requirements applicable to the board of directors.

Greenhill also reviewed certain potential terms that could be considered by the Special Committee in connection with its consideration of the potential creation of the Class C common stock based on the types of terms adopted or considered in the precedent transactions. These included a potential “sunset” feature; a potential “staple” feature; a potential “equal treatment” feature; a potential “majority of the minority” vote; a potential requirement that Mr. Diller waive the veto rights under the 2005 governance agreement; a potential non-competition agreement by Mr. Diller; and potential enhanced independence requirements applicable to the board of directors.

The following disclosure is inserted at the end of the fourth full paragraph on page 23:

At the June 23 meeting of the Special Committee, Greenhill provided an update to its analysis of the relative trading prices of the non-voting common stock and low vote common stock of Alphabet, Inc. and Under Armour, Inc.  Greenhill observed that on June 20, 2016, the closing price of the non-voting common stock of Alphabet, Inc. was $695.94, compared to a closing price of $708.88 for the low vote common stock, representing a discount of approximately 1.8%, and the closing price of the non-voting common stock of Under Armour, Inc. was $34.92, compared to a closing price of $38.36 for the low vote common stock, representing a discount of approximately 9.0%. Greenhill provided to the Special Committee an illustrative analysis of the potential incremental dilution to equity holders of IAC of using Class C common stock rather than IAC common stock for acquisitions based on a range of assumed discounted values of non-voting common stock and acquisition sizes. Greenhill also provided an overview of a possible proposal to Mr. Diller, under which the existence of the Class C common stock would be tied to Mr. Diller’s continued active role at IAC and the Class C common stock would convert to IAC common stock when Mr. Diller’s active role at IAC ceased.

The following disclosure is inserted immediately following the first sentence of the first full paragraph on page 25:

On October 4, 2016, Greenhill provided certain updated materials to the Special Committee regarding the relative trading prices of non-voting common stock and low vote common stock of Alphabet, Inc., Under Armour, Inc. and Zillow, Inc. Greenhill observed that on October 3, 2016,  the closing price of the non-voting common stock of Alphabet, Inc. was $772.56, compared to a closing price of $800.38 for the low vote common stock, the closing price of the non-voting common stock of Under Armour, Inc. was $34.05, compared to a closing price of $38.63 for the low vote common stock, and the closing price of the non-voting common stock of Zillow, Inc, was $34.93, compared to a closing price of $34.75 for the low vote common stock.

The section of the Definitive Proxy Statement entitled “Proposal 3—Approval and Adoption of IAC’s Amended and Restated Certificate of Incorporation—Certain Other Effects of Class C Issuance—Effect on Market Price” is amended and supplemented as follows:

The following disclosure fully replaces the second and third paragraphs on page 37:

Assuming that the Dividend is declared and paid, we expect the market price of shares of Class C common stock to be approximately equal to the market price of shares of IAC common stock (as such price is adjusted as a result of the Dividend) because the two classes of stock possess the same economic and dividend rights.

However, the trading price for shares of IAC common stock and Class C common stock may be affected by the relative voting rights between these two classes of stock.  Because the IAC common stock carries voting rights, it is possible that it could trade at a premium compared to the Class C common stock.  We are aware of precedent transactions involving the creation of non-voting common stock by companies with a dual class common structure where the non-voting common stock, during certain time periods, traded at a modest discount to the voting stock, see “Proposal 3—Approval and Adoption of IAC’s Amended and Restated Certificate of Incorporation—Background.”

Important Additional Information

This supplemental disclosure may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the 2016 Annual Meeting. IAC has filed with the Securities and Exchange Commission (the “SEC”) and made available to IAC stockholders of record on October 27, 2016 a proxy statement on Schedule 14A containing important information about the proposals regarding the Class C Issuance and certain other matters to be considered by the stockholders of IAC at its 2016 Annual meeting.  BEFORE MAKING ANY VOTING DECISION, IAC STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSALS REGARDING THE CLASS C ISSUANCE AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING. Investors and stockholders can obtain a copy of the documents filed by IAC with the SEC, including the Definitive Proxy Statement (and any amendments and supplements thereto), free of charge from the SEC’s website, http://www.sec.gov or by directing a request by mail to IAC at or from IAC’s investor relations website at http:ir.iac.com.

Participants in the Solicitation

IAC and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from IAC stockholders with respect to the matters to be considered at the 2016 Annual Meeting, including the Class C Issuance Proposal.  Information about IAC’s directors and executive officers is set forth in an amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 29, 2016.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are described in the Definitive Proxy Statement filed with the SEC on November 7, 2016 and other relevant materials to be filed with the SEC.